Edwards Lifesciences Corporation One Edwards Way Irvine, CA USA 92614 Phone: 949.250.2500 Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact: Sarah Huoh, 949-250-5070
Investor Contact: David K. Erickson, 949-250-6826

MARTHA MARSH APPOINTED to
Edwards Lifesciences Board of Directors

IRVINE, Calif., Oct. 23, 2015 - Edwards Lifesciences Corporation (NYSE: EW), the global leader in the science of heart valves and hemodynamic monitoring, today announced that Martha H. Marsh has been appointed to its board of directors. Marsh served as the president and CEO of Stanford Hospital & Clinics for eight years, until her retirement in 2010. Prior to joining Stanford, Marsh served in hospital leadership positions at University of California Davis Medical Center, University of Pennsylvania Health System and Dartmouth-Hitchcock Medical Center.
“Martha is a welcome addition to our board of directors, which will benefit from her 30 years of experience and insight into serving patients in an increasingly complex and ever-evolving healthcare system,” said Michael A. Mussallem, Edwards’ chairman and CEO. “Martha’s deep knowledge and unique leadership will add a valuable perspective as our board considers the execution of our patient-focused innovation strategy.”
Currently, Marsh serves on the boards of directors of AMN Healthcare Services, Inc., and Owens & Minor Inc., a leading healthcare logistics company. She also served on the board of Thoratec Corp. until its Oct. 8 acquisition by St. Jude Medical, Inc.
Marsh has master’s degrees in public health administration and accounting from Columbia University and a bachelor’s degree in history from the University of Rochester.
About Edwards Lifesciences
Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring. Driven by a passion to help patients, the company partners with clinicians to develop innovative technologies in the areas of structural heart disease and critical care monitoring, enabling them to save and enhance lives. Additional company information can be found at edwards.com.

Edwards, Edwards Lifesciences and the stylized E logo are trademarks of Edwards Lifesciences Corporation.

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